Exhibit 4.1

                                  OXiGENE INC.

       [FORM OF] COMPENSATION AWARD STOCK AGREEMENT FOR EMPLOYEE DIRECTORS

      This Compensation Award Agreement (this "Agreement") is made as of the ____ day of _________, 2002 between OXiGENE Inc., a Delaware corporation (the "Company"), and _____________ ("Grantee").

      The Company has adopted a program of stock grant awards for directors that provides for the grant of shares of Company common stock, par value $0.01, as set forth in this Agreement (the "Stock").

      In return for past services rendered by Grantee and other good and adequate consideration, the receipt and sufficiency of which is hereby acknowledged, the Company is entering into this Agreement.

      NOW THEREFORE, in consideration of the mutual benefits hereinafter provided, and each intending to be legally bound, the Company and Grantee hereby agree as follows:

      1. Effect of the Agreement. Grantee will abide by, and the Stock granted to Grantee will be subject to, all of the provisions of this Agreement, together with all rules and determinations from time to time issued by the Company's Compensation Committee (the "Committee") and by the Board of Directors of the Company (the "Board"). The Company hereby reserves the right to amend, modify, restate, or supplement this Agreement without the consent of Grantee, so long as such amendment, modification, restatement or supplement shall not materially reduce the rights and benefits available to Grantee hereunder.

      2. Grant of Stock. Subject to the terms and conditions of this Agreement, the Company hereby grants to Grantee, effective ____________, 2002 (the "Grant Date"), ______________ shares of Stock. Grantee agrees that the Stock shall be subject to all of the terms and conditions set forth in this Agreement, including the payment of withholding taxes and the restrictions on transfer as set forth in Section 3 of this Agreement.

      3. Withholding of Taxes. The Company's obligation to deliver Stock to Grantee shall be subject to the satisfaction of all applicable federal, state, and local income and employment tax withholding requirements (the "Withholding Taxes"). In order to satisfy all Withholding Taxes due, Grantee agrees to, at his discretion, either:

      (a) make a cash payment to the Company within thirty (30) days after the Grant Date for the full amount (100%) of the Withholding Taxes due; or

      (b) pay the Withholding Taxes by the presentation to the Company of an executed Promissory Note, which may be either recourse or non-recourse at Grantee's election, in a form satisfactory to the Company the ("Promissory Note"), which Promissory Note shall have the following conditions incorporated by reference therein:

            (i) Amount of the Promissory Note. Grantee shall give to the Company a Promissory Note for the full amount (100%) of the Withholding Taxes due, plus interest at the rate of 10% (ten percent) per year, compounded annually;

            (ii) Due Date of Promissory Note.

                  (A) The full amount (100%) of the principal together with
            accrued interest thereon is due on the three year anniversary date of the Grant Date (the "Maturity Date").

                  (B) Not withstanding the Maturity Date set forth above, the full amount (100%) of unpaid principal and accrued interest shall become due within thirty (30) days upon:

                        (1) a "Change of Control" of the Company, which shall be
                  deemed to have occurred if:

                              a. any "person" (as such term is used in Section
                        13(d) and 14(d) of the Exchange Act), other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company or a corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company, is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 40% of more of the total voting power represented by the Company's then outstanding voting securities;

                              b. during any period of two consecutive years,
                        individuals who at the beginning of such period constitute the Board and any new director whose election by the Board or nomination for election by the Company's stockholders was approved by a vote of at least two-thirds of the directors who either were directors at the beginning of the two-year period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof;

                              c. the stockholders of the Company approve a
                        merger or consolidation of the Company with any other corporation or entity, regardless of which entity is the survivor, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or being converted into voting securities of the surviving entity) at least 80% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or

                              d. the stockholders of the Company approve:

                                    i. a plan of complete liquidation or winding
                              up of the Company and such complete liquidation or winding up of the Company is consummated, such consummation date to be determined by the Committee or Board; or,

                                    ii. an agreement for the sale or disposition
                              by the Company of all or substantially all of the Company's assets and such sale or disposition of the Company is consummated, such consummation date to be determined by the Committee or Board; or

                              (2) the termination, for any reason, of Grantee's
                        service with the Company as a Director;

            (iii) Pre-Payment of Amount Due. Grantee (or Grantee's personal representative under the laws of decent and distribution) may, at his or her option, repay the principal together with accrued interest at any time prior to the Maturity Date;

            (iv) Company to Possess Stock Certificates. Certificates representing Stock equal in fair market value, as determined in the discretion of the Company, to the full amount (100%) of the principal together with accrued interest thereon that shall be due on the Maturity Date shall remain in the possession of the Company as security for the payment of the indebtedness evidenced by the Promissory Note, including both principal and accrued interest. Upon payment of the indebtedness evidenced by the Promissory Note at the Maturity Date, the Company shall instruct its transfer agent to deposit the Stock which has been retained by the Company pursuant to this Section 3(b)(iv) into an account designated by Grantee;

            (v) Dividend and Voting Rights. Stock retained by the Company pursuant to Section 3(b)(iv) above shall have all dividend and voting rights except that any stock dividends shall remain in the possession of the Company together with and be treated in the same manner as the certificates for shares retained for security for payment of the principal and accrued interest on the Promissory Note; and

            (vi) Non-Transferability. Grantee shall not sell, transfer, assign, pledge or otherwise encumber or dispose of, by operation of law or otherwise, this Agreement or any Stock for which a certificate is in the Company's possession held as security for the payment of the indebtedness evidenced by the Promissory Note pursuant to Section 3(b)(iv) (each, a "Transfer"), except as may be transferred by will or the laws of descent and distribution. References to Grantee, to the extent relevant in the context, shall include references to authorized transferees. Any such transfer by Grantee in violation of this Section 3(b)(vi) shall be void and of no force or effect, and shall result in the immediate forfeiture of all Stock for which a certificate is in the Company's possession held as security for the payment of the indebtedness evidenced by the Promissory Note.

      If Grantee's Stock held by the Company pursuant to Section 3(b)(iv) is forfeited, then the full amount (100%) of unpaid principal and accrued interest shall become due.

      4. Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given (i) when delivered personally, (ii) when transmitted by facsimile (receipt confirmed), (iii) on the fifth (5th) business day following mailing by registered or certified mail (return receipt requested), or (iv) on the next business day following deposit with an overnight delivery service of national reputation, to the parties at the address or facsimile numbers shown beneath his, her or its respective signature to this Agreement, or at such other address or addresses as such party shall designate to the other in accordance with this Section 4.

      5. Governing Law. This Agreement shall be construed, interpreted and enforced in accordance with the internal laws of the State of New York without regard to any applicable conflicts of laws.

      6. Legends. All certificates representing the Stock shall have endorsed thereon the following legend:

      THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER STATE OR U.S. FEDERAL SECURITY LAWS AND MAY NOT BE OFFERED, SOLD, PLEDGED, HYPOTHECATED OR OTHERWISE DISTRIBUTED OR TRANSFERRED, NOR MAY THESE SECURITIES BE TRANSFERRED ON THE BOOKS OF THE COMPANY IN THE ABSENCE OF SUCH REGISTRATION OR AN OPINION OF COUNSEL SATIFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.

            If Grantee elects to pay the Withholding Taxes with a Promissory Note pursuant to Section 3(b) hereof, then all certificates representing the Stock held by the Company pursuant to Section 3(b)(iv) shall additionally have endorsed thereon the following legend:

            THESE SHARES ARE SUBJECT TO A STOCK AGREEMENT DATED AS OF ________________, 2002 BY AND BETWEEN OXIGENE, INC. AND
            __________________, INCLUDING RESTRICTIONS ON PLEDGE AND TRANSFER CONTAINED THEREIN.

      7. No Right to Employment or Other Status. This Agreement shall not be construed as giving Grantee the right to continued employment or any other relationship with the Company. The Company expressly reserves the right at any time to dismiss or otherwise terminate its relationship with Grantee free from any liability or claim under this Agreement, except as expressly provided in this Agreement.

      8. Nature of Payments. Any and all grants or deliveries of Stock hereunder shall constitute special payments to Grantee and shall not be taken into account in computing the amount of salary or compensation of Grantee for the purpose of determining any retirement, death, or other benefits under any retirement, bonus, life insurance, or other employee benefit plan of the Company, or, any agreement between the Company on the one hand, and Grantee on the other hand, except as such plan or agreement shall otherwise expressly provide.

      9. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Company and Grantee and their respective heirs, executors, administrators, legal representatives, successors, and assigns subject, however, to the limitations set forth herein with respect to the restrictions on transfer and assignment.

      10. Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, and each other provision of this Agreement shall be severable and enforceable to the extent permitted by law.

      11. Amendment; Waiver. This Agreement may be amended or modified only by a written instrument executed by both the Company and Grantee except as provided in Section 1 hereof. Any provision for the benefit of the Company contained in this Agreement may be waived, either generally or in any particular instance, by the Board. A waiver on one occasion shall not be deemed to be a waiver of the same or any other breach on a future occasion.

      12. Entire Agreement. This Agreement (along with any related Promissory
Note) embodies the entire agreement of the parties hereto with respect to the Stock and all other matters contained herein. This Agreement supersedes and replaces any and all prior oral or written agreements with respect to the subject matter hereof.

IN WITNESS WHEREOF, the Company and Grantee have caused this Agreement to be duly executed as of the date first above written.

OXiGENE, INC.


By:
         -------------------------------
Name:
Title:
Address:
         -------------------------------
         -------------------------------
Fax:
         -------------------------------


GRANTEE


Name:    -------------------------------
Address:
         -------------------------------
         -------------------------------
Fax:
         -------------------------------